Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated January 3, 2014 to

Pricing Supplement No. 6, dated December 2, 2011 and Pricing Supplement No. 5, dated December 1, 2011 to Prospectus Supplement and Prospectus dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 3, 2013 and January 3, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$4,000,000	81.339%	$3,253,560	December 11, 2013
$3,000,000	81.547%	$2,446,410	December 13, 2013
$7,000,000	82.000%	$5,740,000	December 17, 2013
$2,500,000	82.000%	$2,050,000	December 17, 2013
$4,000,000	81.366%	$3,254,640	December 19, 2013
$4,000,000	81.642%	$3,265,680	December 20, 2013
$5,000,000	82.328%	$4,116,400	January 2, 2014
$1,500,000	82.328%	$1,234,920	January 2, 2014
$2,700,000	82.050%	$2,215,350	January 3, 2014

Linked to the Rogers International Commodity Index®

— Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 3, 2013 and January 3, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,500,000	80.897%	$2,831,395	December 6, 2013

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$37,200,000	81.743%	$30,408,355	$3,916.60 (1)

(1)                                 The registration fee for these offerings have been previously paid and $39,490.28 remain available for future offerings for such pricing supplements described above.